                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  July 17, 1995


                           First Chicago Corporation
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             (Exact name of registrant as specified in its charter)



       Delaware                     1-6052                     36-2669970
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(State or other jurisdiction      (Commission               (IRS Employer
      of incorporation)           File Number)             Identification No.)



    One First National Plaza, Chicago, IL                        60670
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  (Address of principal executive offices)                     (ZIP Code)



Registrant's telephone number, including area code  312-732-4000

Item 5. Other Events
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The Registrant hereby incorporates by reference the information contained in
Attachment A hereto in response to this Item 5.









Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      First Chicago Corporation
                                      -------------------------
                                      (Registrant)



Date:     July 17, 1995               By:      Maurice E. Moore
     -----------------------             -----------------------------
                                         Title:  Senior Vice President
                                                 and Treasurer

                                 ATTACHMENT A
                                 ------------


     CHICAGO, July 17, 1995 -- First Chicago Corporation today reported second quarter net income of $187 million, versus $169 million in the second quarter of 1994 and $195 million in the 1995 first quarter.

     Earnings per common share were $1.90 on a fully diluted basis, versus $1.67 in the year-ago quarter and $1.98 in the first quarter. Return on common stockholders' equity was 17%.

     Net income for the first half of 1995 was a record $383 million, or $3.88 per share, for a return on common equity of 18%.

SECOND QUARTER HIGHLIGHTS

     . Total managed credit card receivables rose to $13.5 billion at June 30, a 23% increase from a year earlier. During the quarter, approximately $2.0 billion of credit card receivables were securitized, bringing the total securitized portfolio to $8.0 billion at quarter-end.

     . Market-driven revenues, composed of securities gains and trading profits, were $75 million. Equity securities gains totaled $59 million, while trading results were $16 million due in part to lower customer demand.

     . Net gains from accelerated asset disposition portfolio activities were $25 million.

     . Credit quality ratios continued to be among the best of the major U.S. banks. At June 30, nonperforming assets were $136 million, or 0.5% of loans and other real estate, and the allowance for credit losses as a percentage of nonperforming loans was 538%. The provision for credit losses was $70 million, compared with $43 million in the year-ago quarter that was favorably affected by an $18 million loan loss recovery related to the Brazilian debt restructuring.

     . The Corporation repurchased approximately 650,000 shares during the quarter under its common stock buyback program.

     . First Chicago's book value increased to $46.37 per common share at June 30, up from $43.40 a year earlier.

NET INTEREST INCOME

    Net interest income on a tax-equivalent basis was $365 million. The net interest margin was 2.41%, and average earning assets were $60.8 billion.

    Adjusted for the effects of credit card securitization and the activities of First Chicago Capital Markets, Inc., net interest margin was 3.72%. Using the same adjustments, year-over-year growth was 18% for average loans and 20% for average earning assets. In the year-ago quarter the adjusted margin was 3.93%, which included $14 million, or 12 basis points, from the Brazilian debt restructuring. The adjusted margin for the first quarter of 1995 was 3.87%.

    The relative stability of the adjusted margin despite swings in short-term interest rates reflects the Corporation's long-standing policy of seeking to maintain a neutral interest rate risk position.

NONINTEREST INCOME

    Total noninterest income was $488 million for the second quarter.

    Credit card fee revenues were $214 million. When adjusted for the impact of securitization and the change in the classification of Mileage Plus payments, these revenues increased 24% from the year-ago quarter.

    Market-driven revenues, which include securities gains and trading profits, totaled $75 million versus $41 million in the year-ago quarter and $105 million in the first quarter. Combined trading profits were $16 million, down from $37 million in the second quarter of 1994 and $50 million in the first quarter.

    Equity securities gains were $59 million, including $34 million from the venture capital portfolio and $25 million related to corporate finance activities. Total equity gains were $4 million in the year-ago quarter and $55 million in the first quarter.

     Earnings attributable to the venture capital portfolio -- revenues less the portfolio's cost-to-carry and other expenses -- were $0.16 per share, compared with $0.23 in the first quarter and a net loss of $0.06 in the year-ago quarter.

     Net gains related to asset disposition activities totaled $25 million, compared with $22 million in the year-ago quarter.

NONINTEREST EXPENSE

    Noninterest expense was $488 million in the quarter. The ratio of expenses to total revenues (net interest income and noninterest income) was 57% for the second quarter and 57% for the first six months.

    In the second quarter of 1994, noninterest expenses were $461 million, which included Mileage Plus payments that are now netted against credit card fee revenue.

CREDIT QUALITY

    The provision for credit losses was $70 million, including $62 million for the consumer portfolios and $8 million for commercial credits. This compares with $65 million in the first quarter of 1995 and $43 million in the second quarter of last year, which included the Brazilian debt recovery.

    The Corporation's allowance for credit losses was $689 million at June 30, representing 538% of nonperforming loans. Of the total allowance, $537 million was related to commercial exposure and $152 million was related to the consumer portfolios. The allowance related to commercial exposure represented 420% of commercial nonperforming loans.

    Net charge-offs in the quarter were $45 million; all related to the consumer segment, and mainly in the credit card portfolio. The net charge-off rate for credit card receivables, including the securitized portfolio, was 4.0%, compared with 3.8% a year earlier and 3.9% in the first quarter.

CAPITAL MANAGEMENT

    The estimated Tier 1 risk-adjusted capital ratio was 8.7% at June 30, and the total risk-adjusted ratio was approximately 13.0%. Both ratios remain significantly above the regulatory guidelines for "well-capitalized" status.

    As of June 30, the Corporation had completed 84% of its 7 million share common stock buyback program. Since the program's inception, 5.9 million shares have been repurchased.

OTHER DEVELOPMENTS

     On Wednesday, July 12, 1995, the Corporation and NBD Bancorp, Inc. announced that they signed a definitive agreement providing for a merger of equals, which will result in the combined company becoming the Midwest's leading provider of banking services to consumers, middle market companies and large corporate customers.

First Chicago Corporation and Subsidiaries
Comparative Summary


                                                     Three Months Ended June 30
                                                    ----------------------------
(Dollars in millions, except per share data)          1995       1994     Change
                                                    -------    -------    ------
Net interest income--tax-equivalent basis.........   $365.4     $338.7      + 8%
Provision for credit losses.......................     70.0       43.0      +63
Noninterest income................................    487.7      428.8      +14
Noninterest expense...............................    487.7      460.6      + 6
Net income........................................    187.4      168.7      +11

Earnings per share
  Primary
    Net income....................................    $1.95      $1.71      +14
    Average common and common-equivalent shares
     (in millions)................................     91.2       88.0      + 4

  Fully diluted
    Net income....................................    $1.90      $1.67      +14
    Average shares, assuming full dilution
     (in millions)................................     95.1       91.8      + 4

Average balances
  Loans...........................................  $26,145    $22,940      +14%
  Earning assets..................................   60,772     50,464      +20
  Total assets....................................   76,076     60,490      +26
  Common stockholders' equity.....................    4,102      3,663      +12
  Stockholders' equity............................    4,713      4,424      + 7

Net interest margin...............................     2.41%      2.69%     -10%
Return on assets..................................     0.99       1.12      -12
Return on common stockholders' equity.............     17.4       16.5      + 5

                                                      Six Months Ended June 30
                                                    ----------------------------
(Dollars in millions, except per share data)          1995       1994     Change
                                                    -------    -------    ------
Net interest income--tax-equivalent basis.........   $745.1     $674.2      +11%
Provision for credit losses.......................    135.0       93.0      +45
Noninterest income................................    957.8      930.7      + 3
Noninterest expense...............................    965.8      945.1      + 2
Net income........................................    382.5      362.5      + 6

Earnings per share
  Primary
    Net income....................................    $3.98      $3.76      + 6
    Average common and common-equivalent shares
     (in millions)................................     91.1       87.9      + 4

  Fully diluted
    Net income....................................    $3.88      $3.67      + 6
    Average shares, assuming full dilution
     (in millions)................................     95.0       91.7      + 4

Average balances
  Loans...........................................  $26,090    $22,714      +15%
  Earning assets..................................   59,996     49,976      +20
  Total assets....................................   72,964     60,982      +20
  Common stockholders' equity.....................    4,040      3,641      +11
  Stockholders' equity............................    4,651      4,402      + 6

Net interest margin...............................     2.50%      2.72%     - 8%
Return on assets..................................     1.06       1.20      -12
Return on common stockholders' equity.............     18.1       18.3      - 1

                                                             At June 30
                                                    ----------------------------
                                                      1995       1994     Change
                                                    -------    -------    ------
Assets............................................  $75,328    $64,089      +18%
Loans.............................................   26,517     23,680      +12
Deposits..........................................   33,764     28,577      +18
Common stockholders' equity.......................    4,160      3,763      +11
Stockholders' equity..............................    4,771      4,524      + 5


FIRST CHICAGO CORPORATION
CAPITAL DATA
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                                            6/30/95    3/31/95   12/31/94    9/30/94    6/30/94
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
Common Equity/Assets (1)..................      6.1%       6.2%       6.6%       6.6%       6.5%
Risk-Based Capital Ratios: (1)(2)(3)......
  Tier 1..................................      8.7%       8.6%       8.8%       9.2%       8.9%
  Total...................................     13.0%      13.0%      13.4%      13.9%      13.8%
Leverage Ratio (1)(2)(3)..................      7.0%       7.7%       7.5%       7.8%       8.0%
Book Value of Common Equity...............   $46.37     $45.16     $43.65     $42.79     $43.40

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 6/30/94 ratios exclude $150 million of Preferred Stock Series D redeemed on July 1, 1994.
(3) 6/30/95 ratios are estimated.